EXHIBIT 99.1
EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (this "Agreement") is made effective as of the 20th day of August, 2010, (the "Effective Date") by and between CDEX, Inc., a Nevada Corporation ("CDEX") and the signatories below (“Signatories”):

WHEREAS, CDEX owns chemical detection technologies and has developed products from these technologies for the validation of drugs and the detection of illicit substances, which it has marketed in several industries; and

WHEREAS, CDEX desires to develop products based on its technology for application in Oncology by raising a total of $1.5 million to fund technology and product development of such products; and

WHEREAS, certain Signatories (“Initial Signatories”)desire to establish an exclusive distribution network for products developed by CDEX for application in Oncology and are willing to provide initial funding of $280k towards the goal of $1.5 million, which will be met by additional funds from the Initial Signatories or by additional funds from additional Signatories (“Additional Signatories”).

NOW THEREFORE, CDEX and Signatories (each a “Party” and together the “Parties”) do hereby agree as follows:

1. EXCLUSIVE DISTRIBTION RELATIONSHIP

1.1.       CDEX Grant of Exclusivity: CDEX hereby grants Signatories exclusive distribution rights within the United States (“Territory”) for all products developed by CDEX for application in the field of Oncology. During the Exclusivity Term CDEX will not develop technology, products, or perform services for any third party in the field of Oncology without the prior written consent of the Signatories. Signatories may establish one or more companies to exploit their exclusive distribution rights as mutually agreed amongst the Signatories. Appropriate distribution and product development agreements will be agreed upon by the Parties based on the circumstances and commercially reasonable terms. Decisions pertaining to the exploitation of exclusive distribution rights under this Agreement will be made based on the unanimous consent of the Signatories.
1.2.       Best Effort Commitment: CDEX agrees to make best efforts to develop and commercialize products for application in the field of Oncology and will work with Signatories to define such products. Signatories agree to make best efforts to market such products developed by CDEX within the Territory.
1.3.       Term of Exclusivity: The term of exclusivity (“Exclusivity Term”) is five (5) years from the Effective Date of this Agreement.

2. CONSIDERATION FOR GRANT OF EXCLUSIVITY AND RIGHTS OF TERMINATION

2.1. Consideration: In consideration for the grant of exclusivity herein, the Initial Signatories will pay CDEX $280,000. CDEX has the right at any time to raise additional funds through Initial and Additional Signatories, at its sole discretion, up to the funding goal of $1.5 million.
2.2. CDEX Share Conversion Termination Rights: At any time during this Agreement CDEX may terminate this Agreement by granting the Signatories (Initial Signatories and Additional Signatories) shares of restricted Class A Common Stock of CDEX. This Right of Termination is exercisable by CDEX within five (5) business days following the close of any CDEX fiscal quarter (“Exercise Window”). The number of shares granted shall be calculated based on a conversion price of $.15 (“Termination Conversion Price”).The number of shares granted each Signatory will be equal to three times the dollar contribution divided by the Termination Conversion Price (“Share Grant Formula”). As an example, for a Signatory that contributed $50,000 that Signatory would receive 1,000,000 shares of stock: $150,000/$.15 = 1,000,000.

2.3. Signatory Share Conversion Termination Rights: During any Exercise Window any Signatory may terminate their participation in this Agreement by receiving shares of restricted Class A Common Stock of CDEX in accordance with the Termination Conversion Price and the Share Grant Formula as applied to that Signatory.
2.4.  Limitations on Share Conversion Termination Rights: The Share Conversion Termination Rights in this Agreement can only be exercised if for the CDEX fiscal quarter preceding the applicable Exercise Window (i) the daily volume weighted average price (“ VWAP”)  exceeds $0.15 (“Threshold Price”), and (ii) the average number of shares of Common Stock traded per day during such quarter exceeds 250,000 (“Threshold Volume”) (such Threshold Price and Threshold Volume subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Purchase Agreement).
2.5. Quarterly Stock Grant: For each full CDEX fiscal quarter that a Signatory has contributed funding, the Signatory shall receive shares of restricted Class A Common Stock equal to 3% of the Signatory’s contribution funding. The number of shares of stock so granted will be based on a conversion price equal to the of the VWAP of CDEX stock during the relevant quarter, but in no event less than $.05.

3. CASH BUYOUT OPTION
3.1. At any time during this Agreement, CDEX may terminate this Agreement as regards any and all Signatories by paying such Signatories a cash payment equal to three (3) times their cash contribution.

4.  WARRANT GRANTS
4.1. Each Signatory that contributes funding prior to August 31st shall receive warrant coverage equal to 50% of their contribution. The price of the warrants is $.25 and such warrants must be exercised within three (3) years from the date of grant.

5.     MISCELLANEOUS
5.1. Governing Law: This Agreement shall be governed by the laws of the State of Nevada.
5.2. Assignment. Agreement shall not be assigned by either party without the prior written consent of the other party.
5.3. Waiver: No failure or delay on the part of either party hereto in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy. No provision of this Agreement may be waived except in writing signed by the party granting such waiver.
5.4. Severability: If any provision of this Agreement is held to be invalid, the other provisions will not be affected.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date written above.

[CDEX]	[Signatory]
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